EXHIBIT 99.1

Eagle Bancorp Montana Earns $3.1 Million, or $0.40 per Diluted Share, in Third Quarter of 2022; Declares Quarterly Cash Dividend of $0.1375 per Share

HELENA, Mont., Oct. 25, 2022 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $3.1 million, or $0.40 per diluted share, in the third quarter of 2022, compared to $1.8 million, or $0.24 per diluted share, in the preceding quarter, and $4.7 million, or $0.73 per diluted share, in the third quarter a year ago. Second quarter 2022 results were impacted by $1.9 million in acquisition costs associated with its merger of First Community Bancorp, Inc., and its subsidiary, First Community Bank (“First Community”). In the first nine months of 2022, net income was $7.1 million, or $0.98 per diluted share, compared to $12.7 million, or $1.89 per diluted share, in the first nine months of 2021. Year-to-date results included $2.3 million in acquisition costs related to the First Community acquisition, compared to $35,000 in acquisition related expenses during the first nine months of 2021.

Eagle’s board of directors declared a quarterly cash dividend of $0.1375 per share on October 20, 2022. The dividend will be payable December 2, 2022 to shareholders of record November 10, 2022. The current dividend represents an annualized yield of 2.95% based on recent market prices.

“We delivered solid earnings for the third quarter highlighted by strong organic loan growth and significant non-interest income generation,” said Peter J. Johnson, CEO. “Third quarter loan growth totaled $61.2 million and was well diversified across all of our loan categories. Additionally, our net interest margin improved both year-over-year and on a linked quarter basis as we took advantage of interest rate increases enacted by the Federal Reserve. We remain well positioned for growth throughout the rest of the year.”

“In addition to delivering solid organic growth, we are excited to report our first full quarter reflecting our successful merger with First Community. It has been a smooth integration of our banks and we welcome First Community customers, employees and shareholders to our Eagle family,” said Laura F. Clark, President. “We completed the First Community acquisition in the middle of the second quarter of 2022, and the acquisition is already contributing nicely to our operating results. We look forward to the opportunities this merger provides for continued long-term growth.”

Eagle closed its acquisition of First Community on April 30, 2022, in a transaction valued at approximately $38.6 million. The acquisition added approximately $370 million in assets, $321 million in deposits and $191 million in loans.

Third Quarter 2022 Highlights (at or for the three-month period ended September 30, 2022, except where noted):

  Net income was $3.1 million, or $0.40 per diluted share, in the third quarter of 2022, compared to $1.8 million, or $0.24 per diluted share, in the preceding quarter, and $4.7 million, or $0.73 per diluted share, in the third quarter a year ago.
  Net interest margin (“NIM”) was 4.18% in the third quarter of 2022, compared to 4.09% in the preceding quarter, and 3.87% in the third quarter a year ago.
  Revenues (net interest income before the loan loss provision, plus noninterest income) increased 8.6% to $25.3 million in the third quarter of 2022, compared to $23.3 million in the preceding quarter and decreased modestly compared to $25.4 million in the third quarter a year ago.
  The Company recorded a discount on loans acquired from First Community of $5.4 million at April 30, 2022 of which $4.4 million remained as of September 30, 2022.
  Remaining discount on loans from acquisitions prior to 2022 totaled $762,000 as of September 30, 2022.
  The accretion of the loan purchase discount into loan interest income from the First Community, and previous acquisitions, was $392,000 in the third quarter of 2022, compared to accretion on purchased loans from acquisitions of $790,000 in the preceding quarter.
  The allowance for loan losses represented 306.4% of nonperforming loans at September 30, 2022, compared to 156.3% a year earlier.
  Total loans increased 48.3% to $1.31 billion, at September 30, 2022, compared to $884.9 million a year earlier, and increased 4.9% compared to $1.25 billion at June 30, 2022.
  Total deposits increased 40.2% to $1.67 billion at September 30, 2022, from $1.19 billion a year ago, and increased 1.4% compared to $1.65 billion at June 30, 2022.
  Paid a quarterly cash dividend in the third quarter of $0.1375 per share on September 2, 2022 to shareholders of record August 12, 2022.

Balance Sheet Results
Eagle’s total assets increased 36.7% to $1.92 billion at September 30, 2022, compared to $1.41 billion a year ago, and increased 1.2% from $1.90 billion three months earlier. The year over year increase was primarily due to the First Community acquisition that closed during the second quarter of 2022.

The investment securities portfolio totaled $351.9 million at September 30, 2022, compared to $240.0 million a year ago, and $384.0 million at June 30, 2022.

Eagle originated $142.0 million in new residential mortgages during the quarter and sold $121.3 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.46%. This production compares to residential mortgage originations of $159.2 million in the preceding quarter with sales of $150.5 million and an average gross margin on sale of mortgage loans of approximately 3.47%.

“Organic loan growth was strong, increasing $61.2 million or 4.9% during the third quarter,” said Clark. Commercial real estate loans increased 33.3% to $506.7 million at September 30, 2022, compared to $380.1 million a year earlier. Agricultural and farmland loans increased 103.0% to $240.5 million at September 30, 2022, compared to $118.5 million a year earlier. Commercial construction and development loans increased 86.1% to $145.3 million, compared to $78.1 million a year ago. Residential mortgage loans increased 38.6% to $137.8 million, compared to $99.4 million a year earlier. Commercial loans increased 37.1% to $131.0 million, compared to $95.6 million a year ago. Home equity loans increased 27.2% to $67.4 million, residential construction loans increased 32.2% to $57.5 million, and consumer loans increased 46.3% to $27.7 million, compared to a year ago.

Total deposits increased 40.2% to $1.67 billion at September 30, 2022, compared to $1.19 billion at September 30, 2021, and increased 1.4% from $1.65 billion at June 30, 2022. Noninterest-bearing checking accounts represented 30.3%, interest-bearing checking accounts represented 15.1%, savings accounts represented 17.0%, money market accounts comprised 23.8% and time certificates of deposit made up 13.8% of the total deposit portfolio at September 30, 2022.

Shareholders’ equity was $151.3 million at September 30, 2022, compared to $156.5 million a year earlier and $162.8 million three months earlier. Tangible book value was $13.60 per share, at September 30, 2022, compared to $19.74 per share a year earlier and $14.82 per share three months earlier.

Operating Results
“Higher yields on interest earning assets contributed to NIM expansion during the third quarter, expanding nine basis points compared to the preceding quarter and 31 basis points compared to the third quarter a year ago,” said Johnson. “With the additional 150 basis point rate increases enacted by the Federal Reserve during the third quarter, we anticipate continued improvement in our NIM in future quarters.”

Eagle’s NIM was 4.18% in the third quarter of 2022, compared to 4.09% in the preceding quarter, and 3.87% in the third quarter a year ago. The interest accretion on acquired loans totaled $392,000 and resulted in a nine basis-point increase in the NIM during the third quarter of 2022, compared to $790,000 and a 20 basis-point increase in the NIM during the preceding quarter. Average yields on interest earning assets for the third quarter increased to 4.52% from 4.12% a year ago. For the first nine months of 2022, the NIM expanded 12 basis points to 4.00%, compared to the same period one year earlier.

Eagle’s third quarter revenues increased 8.6% to $25.3 million, compared to $23.3 million in the preceding quarter and decreased modestly compared to $25.4 million in the third quarter a year ago. In the first nine months of 2022, revenues were $68.8 million, compared to $72.5 million in the first nine months of 2021. The decrease for the first nine months of the year compared to the respective period a year ago was largely due to lower mortgage volumes.

Net interest income, before the loan loss provision, increased 12.0% to $17.9 million in the third quarter, compared to $16.0 million in the second quarter of 2022, and increased 48.7% compared to $12.0 million in the third quarter of 2021. Year-to-date, net interest income, before the loan loss provision, increased 32.5% to $45.7 million, compared to $34.5 million in the same period one year earlier.

Eagle’s total noninterest income increased 1.0% to $7.4 million in the third quarter of 2022, compared to $7.3 million in the preceding quarter, and decreased 44.5% compared to $13.4 million in the third quarter a year ago. Net mortgage banking, the largest component of noninterest income, totaled $4.4 million in the third quarter of 2022, compared to $5.5 million in the preceding quarter and $11.7 million in the third quarter a year ago. Other noninterest income includes $1.2 million for the third quarter of 2022, compared to $361,000 for the third quarter of 2021 related to commodity sales income from Eagle’s subsidiary Western Financial Services (“WFS”). WFS facilitates deferred payment contracts for customers that produce agricultural products. The corresponding commodity sales expense is included in other noninterest expense. In the first nine months of 2022, noninterest income decreased 39.4% to $23.1 million, compared to $38.1 million in the first nine months of 2021. Net mortgage banking decreased 51.5% to $16.2 million in the first nine months of 2022, compared to $33.4 million in the first nine months of 2021. Decreases in net mortgage banking were largely driven by reduced mortgage volumes. Other noninterest income includes $2.1 million for the first nine months of 2022, compared to $962,000 for the first nine months of 2021 related to commodity sales income for WFS.

Third quarter noninterest expense increased to $20.7 million, compared to $20.0 million in the preceding quarter and $18.8 million in the third quarter a year ago. Acquisition costs related to the merger with First Community totaled $103,000 for the current quarter, compared to $1.9 million in the prior quarter and $35,000 one year ago. Other noninterest expense includes $1.2 million for the third quarter of 2022, compared to $361,000 for the third quarter of 2021 related to commodity sales expense for WFS. Year-to-date, noninterest expense increased to $57.7 million, compared to $55.1 million in same period a year ago. Salaries and employee benefits expense were down overall due to lower commissions for residential mortgage originations. However, acquisition costs were $2.3 million in the first nine months of 2022 compared to $35,000 in the first nine months of 2021. In addition, other noninterest expense includes $2.1 million for the first nine months of 2022, compared to $962,000 for the first nine months of 2021 related to commodity sales expense for WFS.

For the third quarter of 2022, the income tax provision totaled $1.0 million, for an effective tax rate of 25.0%, compared to $634,000 in the preceding quarter, and $1.6 million in the third quarter of 2021.

Credit Quality
The loan loss provision was $517,000 in the third quarter of 2022, compared to $858,000 in the preceding quarter and $255,000 in the third quarter a year ago. The allowance for loan losses represented 306.4% of nonperforming loans at September 30, 2022, compared to 233.3% three months earlier and 156.3% a year earlier. Nonperforming loans decreased to $4.5 million at September 30, 2022, compared to $5.7 million at June 30, 2022, and $7.8 million a year earlier.

Eagle had no other real estate owned and other repossessed assets on its books at September 30, 2022. This compared to $345,000 at June 30, 2022, and $117,000 at September 30, 2021.

Net loan recoveries totaled $8,000 in the third quarter of 2022, compared to net loan charge-offs of $233,000 in the preceding quarter and net loan recoveries of $45,000 in the third quarter a year ago. The allowance for loan losses was $13.9 million, or 1.06% of total loans, at September 30, 2022, compared to $13.3 million, or 1.07% of total loans, at June 30, 2022, and $12.2 million, or 1.38% of total loans, a year ago.

Capital Management
The ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) decreased to 5.77% at September 30, 2022 from 6.45% at June 30, 2022. Shareholders’ equity was reduced during the third quarter due to an increase in accumulated other comprehensive loss related to securities available-for-sale. These unrealized losses were primarily a result of increased interest rates. As of September 30, 2022, Eagle’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized. Eagle’s Tier 1 capital to adjusted total average assets was 7.78% as of September 30, 2022.

About the Company
Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 32 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements
This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers, growth and operating strategies; statements regarding the current global COVID-19 pandemic, statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the duration and impact of the COVID-19 pandemic, including but not limited to vaccine efficacy and immunization rates, new variants, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems; cyber incidents, or theft or loss of Company or customer data or money; the effect of our recent acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP disclosures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and 5) return on average assets, excluding acquisition costs. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and performance trends, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Contacts:	Peter J. Johnson, CEO
(406) 457-4006
Laura F. Clark, President
(406) 457-4007

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)
	September 30,	June 30,	September 30,
	2022	2022	2021

Assets:
Cash and due from banks	$22,154	$18,821	$16,320
Interest bearing deposits in banks	3,043	17,608	71,609
Federal funds sold	-	9,606	7,011
Total cash and cash equivalents	25,197	46,035	94,940
Securities available-for-sale	351,949	384,041	240,033
Federal Home Loan Bank ("FHLB") stock	2,939	2,337	1,702
Federal Reserve Bank ("FRB") stock	4,206	4,206	2,974
Mortgage loans held-for-sale, at fair value	24,408	16,947	42,059
Loans:
Real estate loans:
Residential 1-4 family	137,798	132,360	99,447
Residential 1-4 family construction	57,467	53,869	43,474
Commercial real estate	506,716	486,197	380,071
Commercial construction and development	145,300	132,585	78,058
Farmland	129,827	124,544	64,824
Other loans:
Home equity	67,409	62,445	52,990
Consumer	27,703	25,775	18,940
Commercial	130,975	128,467	95,554
Agricultural	110,633	106,274	53,645
Unearned loan fees	(1,674)	(1,564)	(2,098)
Total loans	1,312,154	1,250,952	884,905
Allowance for loan losses	(13,850)	(13,325)	(12,200)
Net loans	1,298,304	1,237,627	872,705
Accrued interest and dividends receivable	10,778	9,504	6,218
Mortgage servicing rights, net	15,141	14,809	12,941
Assets held-for-sale, at fair value	2,041	2,041	-
Premises and equipment, net	79,374	76,581	66,537
Cash surrender value of life insurance, net	45,845	45,563	36,265
Goodwill	34,740	34,740	20,798
Core deposit intangible, net	7,895	8,226	1,919
Other assets	21,103	17,815	7,832
Total assets	$1,923,920	$1,900,472	$1,406,923

Liabilities:
Deposit accounts:
Noninterest bearing	507,034	498,834	367,127
Interest bearing	1,167,216	1,152,999	827,422
Total deposits	1,674,250	1,651,833	1,194,549
Accrued expenses and other liabilities	23,748	22,332	21,001
FHLB advances and other borrowings	15,600	4,500	5,000
Other long-term debt, net	59,048	59,017	29,850
Total liabilities	1,772,646	1,737,682	1,250,400

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
8,507,429, 8,507,429 and 7,110,833 shares issued;
7,986,890, 8,086,407 and 6,776,703 shares outstanding at September 30, 2022,
June 30, 2022 and September, 2021, respectively	85	85	71
Additional paid-in capital	109,488	109,410	80,957
Unallocated common stock held by Employee Stock Ownership Plan	(5,300)	(5,443)	(5,883)
Treasury stock, at cost (520,539, 421,022 and 334,130 shares at
September 30, 2022, June 30, 2022 and September 30, 2021, respectively)	(11,627)	(9,691)	(7,631)
Retained earnings	89,502	87,510	84,505
Accumulated other comprehensive (loss) income, net of tax	(30,874)	(19,081)	4,504
Total shareholders' equity	151,274	162,790	156,523
Total liabilities and shareholders' equity	$1,923,920	$1,900,472	$1,406,923

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Interest and dividend income:
Interest and fees on loans	$16,665	$14,895	$11,619	$42,933	$33,660
Securities available-for-sale	2,555	2,011	1,094	5,863	2,989
FRB and FHLB dividends	63	38	62	160	194
Other interest income	59	108	32	206	90
Total interest and dividend income	19,342	17,052	12,807	49,162	36,933
Interest expense:
Interest expense on deposits	717	422	350	1,451	1,118
FHLB advances and other borrowings	136	15	37	157	152
Other long-term debt	602	648	389	1,855	1,168
Total interest expense	1,455	1,085	776	3,463	2,438
Net interest income	17,887	15,967	12,031	45,699	34,495
Loan loss provision	517	858	255	1,654	576
Net interest income after loan loss provision	17,370	15,109	11,776	44,045	33,919

Noninterest income:
Service charges on deposit accounts	498	394	318	1,223	884
Mortgage banking, net	4,447	5,491	11,665	16,183	33,360
Interchange and ATM fees	594	621	570	1,668	1,489
Appreciation in cash surrender value of life insurance	291	250	181	748	512
Net (loss) gain on sale of available-for-sale securities	-	(6)	11	(6)	11
Other noninterest income	1,587	592	608	3,236	1,798
Total noninterest income	7,417	7,342	13,353	23,052	38,054

Noninterest expense:
Salaries and employee benefits	11,699	11,431	12,262	33,511	37,093
Occupancy and equipment expense	1,946	1,817	1,665	5,441	4,746
Data processing	1,964	1,413	1,171	4,628	3,666
Advertising	464	303	326	1,052	850
Amortization	333	440	144	895	431
Loan costs	491	587	654	1,624	2,126
FDIC insurance premiums	93	144	81	330	243
Professional and examination fees	420	356	790	1,098	1,400
Acquisition costs	103	1,876	35	2,296	35
Other noninterest expense	3,151	1,679	1,672	6,783	4,460
Total noninterest expense	20,664	20,046	18,800	57,658	55,050

Income before provision for income taxes	4,123	2,405	6,329	9,439	16,923
Provision for income taxes	1,031	634	1,583	2,360	4,231
Net income	$3,092	$1,771	$4,746	$7,079	$12,692

Basic earnings per share	$0.40	$0.24	$0.73	$0.98	$1.90
Diluted earnings per share	$0.40	$0.24	$0.73	$0.98	$1.89

Basic weighted average shares outstanding	7,793,485	7,410,796	6,525,509	7,241,520	6,691,256

Diluted weighted average shares outstanding	7,808,050	7,422,022	6,544,044	7,254,242	6,709,376

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three or Nine Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$4,192	$5,219	$11,503
Net change in fair value of loans held-for-sale and derivatives	(378)	(419)	(35)
Mortgage servicing income, net	633	691	197
Mortgage banking, net	$4,447	$5,491	$11,665

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$15,645		$36,261
Net change in fair value of loans held-for-sale and derivatives	(1,333)		(3,004)
Mortgage servicing income, net	1,871		103
Mortgage banking, net	$16,183		$33,360

Performance Ratios (For the quarter):
Return on average assets	0.65%	0.40%	1.37%
Return on average equity	7.51%	4.71%	12.09%
Net interest margin	4.18%	4.09%	3.87%
Core efficiency ratio*	79.94%	76.07%	73.36%

Performance Ratios (Year-to-date):
Return on average assets	0.55%		1.27%
Return on average equity	6.05%		10.81%
Net interest margin	4.00%		3.88%
Core efficiency ratio*	79.22%		75.24%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021

Nonaccrual loans	$2,534	$2,458	$5,657
Loans 90 days past due and still accruing	874	2,142	34
Restructured loans, net	1,112	1,112	2,116
Total nonperforming loans	4,520	5,712	7,807
Other real estate owned and other repossessed assets	-	345	117
Total nonperforming assets	$4,520	$6,057	$7,924

Nonperforming loans / portfolio loans	0.34%	0.46%	0.88%
Nonperforming assets / assets	0.23%	0.32%	0.56%
Allowance for loan losses / portfolio loans	1.06%	1.07%	1.38%
Allowance / nonperforming loans	306.42%	233.28%	156.27%
Gross loan charge-offs for the quarter	$6	$247	$4
Gross loan recoveries for the quarter	$14	$14	$49
Net loan (recoveries) charge-offs for the quarter	$(8)	$233	$(45)

	September 30,	June 30,	September 30,
	2022	2022	2021
Capital Data (At quarter end):
Tangible book value per share**	$13.60	$14.82	$19.74
Shares outstanding	7,986,890	8,086,407	6,776,703
Tangible common equity to tangible assets***	5.77%	6.45%	9.67%

Other Information:
Average total assets for the quarter	$1,913,710	$1,752,916	$1,382,186
Average total assets year-to-date	$1,713,892	$1,614,746	$1,331,988
Average earning assets for the quarter	$1,699,027	$1,564,050	$1,233,500
Average earning assets year-to-date	$1,527,692	$1,442,703	$1,188,014
Average loans for the quarter ****	$1,301,358	$1,157,839	$926,748
Average loans year-to-date ****	$1,144,459	$1,066,515	$905,478
Average equity for the quarter	$164,592	$150,419	$157,078
Average equity year-to-date	$156,071	$151,841	$156,616
Average deposits for the quarter	$1,656,228	$1,507,765	$1,163,979
Average deposits year-to-date	$1,467,111	$1,373,270	$1,113,109

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio	(Unaudited)			(Unaudited)
(Dollars in thousands)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Calculation of Core Efficiency Ratio:
Noninterest expense	$20,664	$20,046	$18,800	$57,658	$55,050
Acquisition costs	(103)	(1,876)	(35)	(2,296)	(35)
Intangible asset amortization	(333)	(440)	(144)	(895)	(431)
Core efficiency ratio numerator	20,228	17,730	18,621	54,467	54,584

Net interest income	17,887	15,967	12,031	45,699	34,495
Noninterest income	7,417	7,342	13,353	23,052	38,054
Core efficiency ratio denominator	25,304	23,309	25,384	68,751	72,549

Core efficiency ratio (non-GAAP)	79.94%	76.07%	73.36%	79.22%	75.24%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	September 30,	June 30,	September 30,
	2022	2022	2021
Tangible Book Value:
Shareholders' equity	$151,274	$162,790	$156,523
Goodwill and core deposit intangible, net	(42,635)	(42,966)	(22,717)
Tangible common shareholders' equity (non-GAAP)	$108,639	$119,824	$133,806

Common shares outstanding at end of period	7,986,890	8,086,407	6,776,703

Common shareholders' equity (book value) per share (GAAP)	$18.94	$20.13	$23.10

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$13.60	$14.82	$19.74

Tangible Assets:
Total assets	$1,923,920	$1,900,472	$1,406,923
Goodwill and core deposit intangible, net	(42,635)	(42,966)	(22,717)
Tangible assets (non-GAAP)	$1,881,285	$1,857,506	$1,384,206

Tangible common shareholders' equity to tangible assets
(non-GAAP)	5.77%	6.45%	9.67%

Earnings Per Diluted Share, Excluding Acquisition Costs	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

Net interest income after loan loss provision	$17,370	$15,109	$11,776	$44,045	$33,919
Noninterest income	7,417	7,342	13,353	23,052	38,054

Noninterest expense	20,664	20,046	18,800	57,658	55,050
Acquisition costs	(103)	(1,876)	(35)	(2,296)	(35)
Noninterest expense, excluding acquisition costs (non-GAAP)	20,561	18,170	18,765	55,362	55,015

Income before income taxes	4,226	4,281	6,364	11,735	16,958
Provision for income taxes, excluding acquisition costs
related taxes (non-GAAP)	1,057	1,129	1,592	2,934	4,240
Net Income, excluding acquisition costs (non-GAAP)	$3,169	$3,152	$4,772	$8,801	$12,718

Diluted earnings per share (GAAP)	$0.40	$0.24	$0.73	$0.98	$1.89
Diluted earnings per share, excluding acquisition
costs (non-GAAP)	$0.41	$0.42	$0.73	$1.21	$1.90

Return on Average Assets, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands)	September 30,	June 30,	September 30,
	2022	2022	2021
For the quarter:
Net income, excluding acquisition costs (non-GAAP)*	$3,169	$3,152	$4,772
Average total assets quarter-to-date	$1,913,710	$1,752,916	$1,382,186
Return on average assets, excluding acquisition costs (non-GAAP)	0.66%	0.72%	1.38%

Year-to-date:
Net income, excluding acquisition costs (non-GAAP)*	$8,801	$5,632	$12,718
Average total assets year-to-date	$1,713,892	$1,614,746	$1,331,988
Return on average assets, excluding acquisition costs (non-GAAP)	0.68%	0.70%	1.27%

* See Earnings Per Diluted Share, Excluding Acquisition Costs table for GAAP to non-GAAP reconciliation.